WPP plc Sea Containers 18 Upper Ground London SE1 9GL United Kingdom WPP 2025 LLC 3 World Trade Center 175 Greenwich Street New York NY 10007 United States		Allen Overy Shearman Sterling LLP One Bishops Square London E1 6AD United Kingdom Tel +44 (0)20 3088 0000 Fax +44 (0)20 3088 0088
Our ref	SD0016432-0000755 UKEU_AOSHEARMAN: 130000723256.2

March 30, 2026

WPP 2025 LLC

U.S.$600,000,000 6.500% Notes due 2036

Ladies and Gentlemen,

We have acted as special United States counsel to WPP 2025 LLC, a limited liability company organized under the laws of Delaware (the “Issuer”), WPP plc, a public company limited by shares incorporated under the laws of Jersey (the “Parent Guarantor”), WPP Jubilee Limited, a private limited company in England and Wales and WPP 2005 Limited, a private limited company incorporated under the laws of England and Wales (together with the Parent Guarantor and WPP Jubilee Limited, the “Guarantors”) in connection with the issuance and sale of (i) U.S.$600,000,000 6.500% Notes due 2036 of the Issuer (the Notes), pursuant to the Underwriting Agreement dated March 25, 2026 (the “Underwriting Agreement”), between the Issuer, Guarantors and each of the underwriters named therein. The Notes will be issued pursuant to a base indenture among the Issuer, the Guarantors, Wilmington Trust, National Association, as trustee and Citibank N.A., as registrar and paying agent (the “Base Indenture”) and as amended by the supplemental indenture dated March 30, 2026 among the Issuer, the Guarantors, the Trustee and the Paying Agent (the “First Supplemental Indenture”, and collectively with the Base Indenture, the “Indenture”). The Notes will be guaranteed on a senior unsecured basis by each of the Guarantors (the “Guarantees”).

In that connection, we have reviewed originals or copies of the following documents:

(a)	the registration statement on Form F-3 relating to the Notes and Guarantees;
(b)	the Indenture; and
(c)	the Notes.

The documents described in the foregoing clauses (a) through (c) are collectively referred to as the “Opinion Documents”.

Allen Overy Shearman Sterling LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is authorised and regulated by the Solicitors Regulation Authority of England and Wales (SRA number 401323). The term partner is used to refer to a member of Allen Overy Shearman Sterling LLP or an employee or consultant with equivalent standing and qualifications. A list of the members of Allen Overy Shearman Sterling LLP and of the non-members who are designated as partners is open to inspection at its registered office, One Bishops Square, London E1 6AD.
Allen Overy Shearman Sterling LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Austin, Bangkok, Beijing, Belfast, Boston, Bratislava, Brussels, Budapest, Casablanca, Dallas, Dubai, Dublin, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Houston, Istanbul, Jakarta (associated office), Johannesburg, London, Los Angeles, Luxembourg, Madrid, Menlo Park, Milan, Munich, New York, Paris, Perth, Prague, Riyadh, Rome, San Francisco, São Paulo, Seoul, Shanghai, Silicon Valley, Singapore, Sydney, Tokyo, Toronto, Warsaw, Washington, D.C.

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In our review of the Opinion Documents and other documents, we have assumed:

(a)	The genuineness of all signatures.
(b)	The authenticity of the originals of the documents submitted to us.
(c)	The conformity to authentic originals of any documents submitted to us as copies.
(d)	That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, (other than the Issuers and the Guarantors to the extent that Generally Applicable Law (as defined below) is applicable), enforceable against each such party in accordance with its terms.
(e)	That under English and Jersey law, as the case may be, each of the Opinion Documents is the legal, valid and binding obligation of the Issuers and the Guarantors enforceable against each such party in accordance with its terms.
(f)	That:
(i)	Each of the parties to the Opinion Documents (other than WPP 2025 LLC) is an entity duly organized and validly existing under the laws of its jurisdiction of organization.
(ii)	Each of WPP Finance 2010 and the Guarantors have power and authority (corporate or otherwise) to execute, deliver and perform, and has duly authorized, executed and delivered (except to the extent Generally Applicable Law (as defined below) is applicable to such execution and delivery), the Opinion Documents to which it is a party.
(iii)	The execution, delivery and performance by each of WPP Finance 2010 and the Guarantors of the Opinion Documents to which it is a party does not and will not:
(A)	contravene its certificate or articles of incorporation, by-laws or other organizational documents; or
(B)	except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it.
(g)	That the execution, delivery and performance by each of the Issuers and the Guarantors of the Opinion Documents to which it is a party do not and will not result in any conflict with or breach of any agreement or document binding on it.

We have not independently established the validity of the foregoing assumptions.

For purposes of this opinion, “Generally Applicable Laws” means the federal law of the United States of America, the law of the State of New York and the Limited Liability Company Act of the State of Delaware.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1.	When the Notes have been duly executed by the Issuer, authenticated by the Trustee in accordance with the Indenture and delivered and paid for as provided in the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, and the Notes will be entitled to the benefits of the Indenture.

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2.	When the Notes have been duly executed by the Issuer, authenticated by the Trustee in accordance with the Indenture and delivered and paid for as provided in the Underwriting Agreement, the Guarantees will be the legal, valid and binding obligations of the Guarantors, enforceable against each respective Guarantor in accordance with their terms, and the Guarantees will be entitled to the benefits of the Indenture.

Our opinions expressed above are subject to the following qualifications:

(a)	Our opinions above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, resolution, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights.
(b)	Our opinions above are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).
(c)	We express no opinion as to the enforceability of (i) any waiver of any applicable defenses, rights of set-off or counterclaims that are not capable of waiver, (ii) any provision relating to the severability of provisions in the Opinion Documents, or (iii) any provision of any of the Opinion Documents to the effect that terms may not be waived or modified except in writing.
(d)	We express no opinion with respect to Section 1.13 of the Indenture to the extent that such section (i) contains a waiver of any objection based on inappropriate venue or forum non conveniens in any federal court of the United States or (ii) implies that a federal court of the United States has subject matter jurisdiction.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter and which might affect the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Parent Guarantor’s current report on Form 6-K filed on March 30, 2026 and to the incorporation by reference of this opinion to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Sincerely yours,

/s/ Allen Overy Shearman Sterling LLP

ALLEN OVERY SHEARMAN STERLING LLP

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